Exhibit 99.1

Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today the election of Roel Vestjens to the Greif Board of Directors.
Mr. Vestjens is the current President and Chief Executive Officer of Belden Inc. During his tenure with Belden, he has held a diverse array of global leadership roles within sales, marketing, operations, and general management. Prior to joining Belden, Mr. Vestjens held various sales and marketing leadership roles with Royal Philips Electronics European division. Mr. Vestjens holds a Bachelor of Science degree in Electrical Engineering and a Master of Science degree in Management from Nyenrode Business University in the Netherlands.
"We are pleased to welcome this talented and experienced leader to the Board of Directors," said Pete Watson, Executive Chairman of the Greif Board of Directors. "His diverse leadership experiences and global viewpoint will bring a wealth of expertise to Greif and will add tremendous value to our Company."
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Matt Leahy, Vice President, Corporate Development & Investor Relations, 740-549-6158. Matthew.Leahy@greif.com

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